                                                                    EXHIBIT 10.1
                                                                    ------------


                   LICENSE, RESEARCH AND DEVELOPMENT AGREEMENT

         THIS LICENSE, RESEARCH AND DEVELOPMENT AGREEMENT is made as of August 2, 2000, by and between MGI PHARMA, INC., a Minnesota corporation having its principal place of business at 6300 West Old Shakopee Road, Suite 110, Bloomington, MN, U.S.A. 55438-2318 ("MGI"); and MethylGene Inc., a corporation organized under the laws of the Province of Quebec having its principal place of business at Suite 200, 7220 Frederick-Banting, Montreal, Quebec, Canada, H4S 2A1 ("MethylGene").

                                    Recitals
                                    --------

         A. MethylGene has acquired rights to certain patents, patent applications and know-how, and developed certain data, relating to pharmaceutical products containing a compound known as MG98, and relating to pharmaceutical products resulting from MethylGene's DNA methyltransferase research program.

         B. MGI desires to obtain, and MethylGene is willing to grant to MGI, an exclusive license under such intellectual property for the United States and its territories and possessions, Canada and its provinces and territories, and Mexico, all on the terms set forth herein.

         NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto have agreed as follows:

Article 1         INTRODUCTORY PROVISIONS

         1.1 Defined Terms. The following terms, when used in capitalized form in this Agreement, shall have the meanings set forth below:

                  (a) "Affiliate" when used with reference to either party shall mean any entity controlling, controlled by or under common control with such party. For purposes hereof, "control" shall mean ownership, directly or indirectly, of more than fifty percent (50%) of the securities having the right to vote for election of directors, in the case of a corporation, and more than fifty percent (50%) of the beneficial interest in the capital, in the case of an entity other than a corporation.

                  (b) "Best Efforts" shall mean those efforts that would be made by a reasonably prudent business person acting in good faith and in the exercise of reasonable commercial judgment based on acceptable practice, process and speed found in the pharmaceutical industry and taking into account the potential commercial market for the applicable products in the Territory.

                  (c) "Confidential Information" shall mean all information and data, in any form, including but not limited to any information or data on assays, chemical structures, clinical trial results, diagnostics, biological markers, protein structures, mechanisms of action, analytical techniques, chemical synthesis, enzymology, computational models, manufacturing processes, markets, customers, suppliers, patents or patent applications, inventions, know-how, trade secrets, products, procedures, designs, formulas, business plans, financial projections, organizations, employees, consultants or any other similar aspects of a party's present or future business, the secrecy of which confers a competitive advantage upon that party.

                  (d) "DNA MT Product" shall mean any pharmaceutical compound derived from the Research Program.

                  (e) "Effective Date" shall mean the date first above written.

                  (f) "FDA" shall mean the United States Food and Drug Administration.

                  (g) "FTE" shall mean a minimum of forty (40) hours per week for individual MethylGene employees assigned to the Research Program, or its equivalent if a given employee is assigned on a less than forty (40) hours per week basis and therefore multiple employees are added to provide a single FTE.

                  (h) "Health Registration Dossier" shall mean all documentation which is now or shall hereafter be on file with the FDA, or any Regulatory Authority, which comprises the information and data submitted to such agency in support of an application made by either party, or a sublicensee of either party, to such agency for Marketing Authorization for any Licensed Product for treatment of any indication.

                  (i) "Hybridon" shall mean Hybridon, Inc. or its successor.

                  (j) "Hybridon Agreement" shall mean the License Agreement between Hybridon and MethylGene effective as of January 4, 1996, as amended on November 26, 1997, December 15, 1997 and May 5, 1998.

                  (k) "IDT" shall mean Integrated DNA Technologies Inc.

                  (l) "IDT Agreement" shall mean the Licensing Agreement between IDT and Hybridon, bearing an effective date of March 12, 1999.

                  (m) "Licensed Know-How" shall mean all Confidential Information which is owned or controlled by or licensed (with right of sublicense) to MethylGene as of the Effective Date or at anytime during the term of this Agreement and is necessary or useful to the development, use or sale of the Licensed Products.

                  (n) "Licensed Patents" shall mean the following, which are owned or controlled by or licensed (with right of sublicense) to MethylGene: (i) those patents and patent applications listed on Exhibit A hereto and any patents issuing therefrom; (ii) any patents and patent applications conceived or reduced to practice during the term of this Agreement and covering the manufacture (with respect only to the DNA MT Products), use, importation or sale of any of the Licensed Products, including any jointly-owned patents and patent applications as provided in Section 7.1, and (iii) all reissues, continuations, continuations-in-part, extensions, reexaminations, and foreign counterparts thereof.

                  (o) "Licensed Products" shall mean the MG98 Product and all DNA MT Products, collectively.

                  (p) "Marketing Authorization" shall mean any authorization which is legally required under applicable laws, regulations or administrative decisions to put a proprietary medicinal product on the market in any country for use in treatment of any indication; including, without limitation, any governmental price approval or reimbursement approved under a national health insurance system.

                  (q) "McGill MG98 Agreement" means the License Agreement between McGill University and Hybridon, bearing an effective date of October 13, 1994, as amended on December 15, 1995, February 25, 1998 and February 27, 1998.

                  (r) "McGill DNA MT Agreement" means the License Agreement between McGill University and Hybridon, bearing an effective date of December 15, 1995, as amended, February 25, 1998 and February 27, 1998.

                  (s) "MG98 Product" shall mean any pharmaceutical compound containing as an active ingredient the compound currently known as MG98.

                  (t) "Net Sales Revenue" shall mean (i) with respect to MGI's obligations under Section 5.3, the gross sale price of all Licensed Products, sold by MGI, its sublicensees and/or their respective Affiliates, to third parties, as reflected in invoices issued by all such sellers during that period of time, or (ii) with respect to MethylGene's obligations under Section 5.4, the gross sale price of all Licensed Products sold by MethylGene, its sublicensees and/or their respective Affiliates, to third parties, in the applicable country or countries, as reflected in invoices issued by all such sellers during that period of time; less in each case (A) credit for returns, including withdrawals and recalls; (B) sales rebates allowed or paid; (C) volume discounts to the extent that the same are not reflected in the invoiced price; (D) sales, value-added and other taxes that are payable by the buyer and are included in the invoiced price; (E) customs duties related to sales made by the seller to its customers.

                  (u) "R&D Costs" shall mean: (i) salaries and benefits for the MethylGene FTEs assigned to the Research Program pursuant to Section 3.4(a);
(ii) overhead allocable to such MethylGene FTEs, consisting of lease, utilities, insurance and research & development management, but excluding general and administrative expenses; (iii) the actual costs of third party research to the extent approved by the R&D Steering Committee; (iv) the actual, out-of-pocket costs of prosecuting the Licensed Patents for the Licensed Products in the Territory; (v) equipment, materials and supplies dedicated to the Research Program (provided that purchases of equipment in excess of $5,000 shall be subject to approval of the R&D Steering Committee); and (vi) travel and lodging for MethylGene's members to attend R&D Steering Committee meetings, all as in accordance with generally accepted accounting principles.

                  (v) "R&D Plan" shall mean that certain research and development plan to be determined by the R&D Steering Committee as provided in
Section 3.1(b).

                  (w) "Regulatory Authority" shall mean, in respect of any country, any agency responsible for the issuance of Marketing Authorizations for pharmaceutical products marketed in that country.

                  (x) "Research Program" shall mean that program of DNA methyltransferase research being carried out by MethylGene pursuant to the terms of the R&D Plan.

                  (y) "Supporting Data" shall mean all data and information owned or controlled by either party or a sublicensee of either party relating to
(i) the pharmacological or toxicological properties of any Licensed Product,
(ii) any pre-clinical or clinical testing and experience in relation to any Licensed Product and (iii) the chemical composition, manufacturing processes and quality control testing of any Licensed Product, to the extent reasonably required for purposes of any application for Marketing Authorization. Supporting Data shall also include, but is not limited to, copies of annual reports, integrated study reports, protocols for clinical research and GLP pre-clinical studies, protocol changes and amendments, CMC sections and amendments, safety data, CRO databases, case report forms and access to patient records, GLP toxicity, safety and metabolism reports and data, and GLP pharmacokinetic data and reports owned or controlled by either party or a sublicensee of either party and relating to any Licensed Product, as well as, in general, data or information owned or controlled by either party or a sublicensee of either party which would be useful for a person pursuing clinical research and regulatory approval, or which would typically be part of any submission to FDA or other Regulatory Authority for the purpose of obtaining approval of any Licensed Product for any indication.

                  (z) "Territory" shall mean the United States and its territories and possessions, Canada and its provinces and territories, and Mexico.

                  (aa) "Third Party Agreements" shall mean those agreements listed on Exhibit B hereto and any other license agreements that the parties from time to time mutually determine are necessary or required for the development, manufacture (with respect only to the DNA MT Products) or sale of the Licensed Products in the Territory, as contemplated herein.

                  (bb) "TPC Agreement" means the Technology Partnerships Canada agreement between Her Majesty the Queen in Right of Canada, as represented by the Minister of Industry, bearing a commencement date September 1, 1997, as amended on March 27, 1998.

                  (cc) "UMASS" means the Worcester Foundation for Experimental Biology Inc. in its capacity as Licensor under the UMASS Agreement and its successors in such capacity.

                  (dd) "UMASS Agreement" means the License Agreement between UMASS and Hybridon, Inc. effective February 21, 1990, as restated on September 8, 1993 and amended on December 18, 1995 and July 1, 1999.

                  1.2 Other Rules of Interpretation. Unless the context clearly indicates otherwise, the following rules shall govern the interpretation of this
Agreement:

                  (a) The definitions of all terms defined herein shall apply equally to the singular, plural, and possessive forms of such terms.

                  (b) All references to "Sections," or "Exhibits" shall mean the corresponding Sections of and Exhibits to this Agreement.

Article 2         LICENSE GRANTS

         2.1 License to MG98 Product. Subject to the terms and conditions of this Agreement, MethylGene hereby grants to MGI an exclusive, royalty-bearing license for all indications, with rights to sublicense (subject to Article 16 below), under all Licensed Patents and Licensed Know-How, to develop, use, import, sell and offer to sell the MG98 Product in the Territory.

         2.2 License to DNA MT Products. Subject to the terms and conditions of this Agreement, MethylGene hereby grants to MGI an exclusive, royalty-bearing license for the oncology and rheumatology indications, with rights to sublicense (subject to Article 16 below), under all Licensed Patents and Licensed Know-How, to develop, make, have made, use and sell DNA MT Products within the Territory.

         2.3 Transfer of Licensed Patents, Supporting Data and Confidential Information. Promptly after the Effective Date, MethylGene shall provide to MGI copies of all Licensed Patents, Supporting Data and Confidential Information that is material to the management of the Research Program and not previously disclosed to MGI.

Article 3         RESEARCH AND DEVELOPMENT

         3.1      R&D Steering Committee.
                  ----------------------

                  (a) Within sixty (60) days after the Effective Date, the parties shall form an R&D steering committee ("R&D Steering Committee") to manage the research and development collaboration with respect to the Licensed Products. The R&D Steering Committee will be composed of an equal number of members from both parties, at not less than 2 members each, and will meet on a quarterly basis, on an alternating basis between MGI's and MethylGene's facilities.

                  (b) The R&D Steering Committee shall establish a written R&D Plan for the Licensed Products, to be mutually agreed by the parties within sixty (60) days after the Effective Date. The R&D Plan will detail each party's responsibilities in the research and development of the Licensed Products, including without limitation, the Research Program to be carried out by MethylGene, and will be updated annually. Additional responsibilities of the R&D Steering Committee shall include overseeing the planning, budgeting and monitoring of the research program and all clinical development of the Licensed Products. The R&D Steering Committee shall consider and exploit (to the extent available) any tax advantages and economic efficiencies applying to the conduct of any clinical studies in Canada. If the R&D Steering Committee cannot resolve an issue within its purview, the CEOs of both parties will meet to settle such issue; provided, however, that if the CEOs are not able to amicably settle any such issues, MGI will have the deciding vote for the settlement of such issue.

                  (c) At MGI's request, MethylGene's Head of Research and Director of Chemistry will be available for a reasonable amount of consulting with MGI on acylfulvene analogs. Such consulting shall be provided at no additional charge to MGI, provided, however, that MGI shall bear the reasonable travel and lodging expenses incurred by MethylGene's Head of Research and Director of Chemistry in connection with providing such consulting services.

         3.2      Development of MG98 and DNA MT Products.
                  ---------------------------------------

                  (a) MGI will use its Best Efforts to develop the MG98 Product and one or more DNA MT Products and to obtain Marketing Authorizations therefor in the Territory, at MGI's expense. During the term of this Agreement, MGI shall not research, develop or commercialize, itself or with any third party, any compound or product that directly inhibits the enzyme DNA methyltransferase or the mRNA of DNA methyltransferase (or any replacement target chosen pursuant to Section 3.4(b)), except with the prior written consent of MethylGene.

                  (b) The parties may determine that the MG98 Product and one or more DNA MT Products have applications outside of the field of oncology and rheumatology. If so, the parties shall jointly determine whether it is commercially feasible and prudent to partner with an appropriate third party capable of developing and commercializing the applicable compound for such indication or indications in the Territory. Such transaction will be based on a mutually agreed value sharing agreement between MGI and MethylGene, to be negotiated in good faith; provided that the payments under such agreement shall be in lieu of any royalties otherwise payable to MethylGene hereunder. If MGI elects not to participate in such a mutually agreed value sharing agreement and so notifies MethylGene in writing, the rights with respect to such Licensed Product in such indication shall automatically revert to MethylGene.

                  (c) MethylGene shall perform, at a minimum, at least 40% of the Phase II portion of the R&D Plan for the MG98 Product in the U.S. and /or Canada, on the behalf of MGI, as set forth in the R&D Plan. The amount of work to be funded by MGI and performed by MethylGene shall be equivalent to a minimum of *** in R&D Costs. This amount will partially cover contracted work and supplies already dedicated to Phase II clinical trials in the U.S. & Canada. MethylGene shall use its Best Efforts to obtain and contribute all applicable government support as an expenditure under the R&D Plan.

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

         3.3 Reimbursement for Past R&D. In order to reimburse MethylGene for its past research and development with respect to the Licensed Products, MGI shall pay to MethylGene the following:

                  (a) U.S. $3,475,000 for past research and development work on the MG98 Product. Such amount will be payable as follows: U.S. $1,618,750 within two (2) days of the Effective Date, and the balance in three equal installments on September 28, 2000, November 28, 2000 and February 28, 2001; and

                  (b) U.S. $2,225,000 for past research and development work on the DNA methyltransferase research program. Such amount will be payable in four equal installments on the Effective Date hereof, September 28, 2000, November 28, 2000 and February 28, 2001. Within thirty (30) days after receipt of FDA approval of an Investigational New Drug Application in the U.S. for the first DNA MT Product, MGI will pay MethylGene an additional U.S. $1 million as compensation for past research and development work on the DNA methyltransferase research program.

         3.4      On-Going Research Support
                  -------------------------

                  (a) MethylGene will continue the Research Program and will dedicate 8 FTEs to such research. MGI will fund MethylGene's R&D Costs for the performance of the Research Program, up to U.S. $6 million over the two year period starting on the Effective Date. Such funding shall be made semi-annually in arrears, and at MGI's sole option, may be paid in cash (U.S. dollars) or shares of MGI common stock; provided, however, that no more than U.S. $1.5 million of such funding will consist of common shares of MGI in any year.

                  (b) MGI shall have an option, exercisable no earlier than six
(6) months and no later than eighteen (18) months after the Effective Date, to pursue another research target (other than a target under investigation by MethylGene) agreed upon by the R&D Steering Committee in lieu of the DNA methyltransferase target. If the option is exercised to replace the target, MGI will continue to fund MethylGene's development work with respect to all research targets pursued for a minimum of an additional eighteen (18) months after the date of exercise, and a minimum of *** after the date of exercise, payable as set forth in Section 3.4(a).

                  (c) MethylGene acknowledges that any shares received from MGI in payment of its funding obligation under Section 3.4(a) may be "restricted securities" within the meaning of Rule 144 under the U.S. Securities Act of 1933, that such shares will not be transferable in the U.S. markets unless and until such shares are either registered under the U.S. Securities Act of 1933 or an exemption from such registration requirement is available, and that, in connection with any issuance of such shares, MethylGene will be required to make reasonable and customary representations to MGI concerning its investment intent and status as an "accredited investor" under U.S. securities laws. If and to the extent that MGI elects to make such payments in shares, MGI agrees to file a registration statement on Form S-3 to register such shares under the Securities Act of 1933 for resale by MethylGene within 15 calendar days after delivery of

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

such shares to MethylGene and to use its best efforts to have such registration statement declared effective as soon as possible after the filing thereof. Notwithstanding any such registration, MethylGene agrees that, in connection with any sale of such shares on the Nasdaq National Market (or on any securities exchange or other public trading market on which MGI's common stock is then traded), the number of shares of MGI common stock sold by MethylGene on any day will not exceed 10% of the average daily trading volume of MGI's common shares in that market for the preceding five trading days. MGI agrees that, if and to the extent that MethylGene sells any shares of MGI common stock received hereunder on the Nasdaq National Market (or on any securities exchange or other public trading market on which MGI's common stock is then traded) at a price that is less than the price used to determine the number of shares to be received by MethylGene in payment of such funding obligation, then MGI shall make a cash payment to MethylGene (within five days after receipt from MethylGene of evidence of such sale reasonably satisfactory to MGI) in U.S. dollars equal to the aggregate decrease in the value of such shares sold by MethylGene; provided, however, that MGI's obligation to make such payments shall terminate and not apply to any sale of shares by MethylGene occurring after the day on which, assuming MethylGene were selling as many shares as possible each day subject to the registration requirements of the U.S. Securities Act of 1933 and the volume limitations agreed to above, MethylGene could have disposed of all of its shares in such market.

         3.5 Mutual Assistance. The parties agree to provide to each other such assistance as the other party shall reasonably request for purposes of obtaining Marketing Authorizations for the Licensed Products. Such assistance shall include (i) making its personnel available, both in person and by telephone, for reasonable periods of time, to advise personnel of the other party in connection with its applications for Marketing Authorization for the Licensed Products;
(ii) collaborating in interpreting Supporting Data provided by either party to the other, and (iii) providing the other party with copies of all regulatory documentation and submissions prepared by the other party.

         3.6 Coordination of Testing and Trials. The parties shall keep one another fully and currently informed as to all tests and trials that they intend to carry out for purposes of compliance with regulatory requirements and shall cooperate in the design of such tests and trials in order to ensure to the maximum possible extent that duplication of effort will be avoided, and, that the results will be suitable for filing with Regulatory Authorities inside and outside of the Territory. Without limiting the generality of the foregoing, the parties shall use their Best Efforts to ensure that all clinical trials of the Licensed Products that they shall undertake after the Effective Date shall be designed and conducted in accordance with good clinical practices and good laboratory practices as established for both inside and outside of the Territory.

         3.7 Nonsolicitation. During the term of the Research Program and for a one (1) year period thereafter but in any event for at least three (3) years from the Effective Date, neither party nor its Affiliates shall directly or indirectly seek to employ any senior scientist or member of senior management who was employed by the other party or its Affiliates during such period or any other individual employed by the other party or its Affiliates who worked at any time on the Research Program; provided, however, that nothing herein shall restrict a party from making general solicitations for job applicants (e.g., help wanted ads).

         3.8 Contribution and Reimbursement. In the event that MethylGene does not obtain acceptance of the Phase II protocol in respect of the MG98 Product from the FDA or other Regulatory Authority in the Territory on or before October 1, 2000, MethylGene will contribute U.S. $1 million to the Research Program. Upon MethylGene obtaining such FDA or other Regulatory Authority approval after October 1, 2000, MGI shall reimburse MethylGene the amount of U.S. $1 million as compensation for past research and development work for the MG98 Product.

Article 4         MARKETING AND MANUFACTURE

         4.1 Efforts to Commercialize. Once Marketing Authorization has been received for the applicable Licensed Product and subject to the availability of sufficient commercial supplies of such Licensed Product for commercial launch, MGI shall use its Best Efforts to promote, market and sell the MG98 Product and one or more DNA MT Products in the Territory. In the event MGI fails to meet its obligations under this Section 4.1 with respect to the MG98 Product or one or more DNA MT Products in the Territory, MethylGene may notify MGI in writing thereof. Such notice shall specify the nature of MGI's noncompliance under this
Section 4.1, including, without limitation, the basis upon which MethylGene has made such determination. MGI shall have sixty (60) days following receipt of such notice to cure such non-compliance and if such non-compliance is not cured within such period, MethylGene shall have the right within its sole discretion to terminate MGI's licenses hereunder granted, on a product-by-product basis, for the applicable Licensed Product, by giving written notice to MGI.

         4.2 Copromotion Option. MethylGene shall have the right and option at its discretion to co-promote the MG98 Product or the DNA MT Products in the Territory using its own resources and/or a third party sales force acceptable to MGI. If MethylGene desires to so co-promote any of the Licensed Products, it shall so notify MGI in writing. Such co-promotion shall be subject to the terms of a separate co-promotion agreement between the parties, which agreement shall include a co-promotion split based on the relative financial and resources contributions of each party to the development and commercialization of the MG98 Product or the DNA MT Products (including, without limitation, research, development, commercial launch and on-going commercial and medical support). Such co-promotion split shall be in lieu of royalties otherwise payable by MGI to MethylGene hereunder with respect to such Licensed Product. The parties acknowledge that to achieve an appropriate co-promotion split, MethylGene or its third-party sales force may be required to make an up-front payment to MGI in partial compensation for MGI's financial and resources contribution to the development of the MG98 Product or the DNA MT Products, as applicable.

         4.3 Compliance with Laws. MGI shall ensure that the marketing, promotion and sale of the Licensed Products complies with the conditions and requirements of any applicable Marketing Authorizations, and with all other applicable legal and regulatory requirements in the Territory.

         4.4 Manufacture of MG98 Product. MGI acknowledges and agrees that it shall not have the right to manufacture the MG98 Product. MGI intends to contract for such supply directly with Hybridon, MethylGene's supplier of the MG98 Product. At MGI's request, MethylGene shall provide reasonable assistance in such discussions with Hybridon and shall be entitled to review and comment on the terms of the proposed supply agreement. In addition, MethylGene shall be entitled to obtain a copy of the final, executed supply agreement, subject to MGI's confidentiality obligations to Hybridon; provided that MGI shall use its Best Efforts to obtain Hybridon's consent to the disclosure of the supply agreement to MethylGene and its sublicensees outside of the Territory. To the extent commercially feasible and reasonable, MGI shall make reasonable efforts to negotiate a worldwide supply agreement for the supply of MG98 Product, which negotiations will include MethylGene. If, for any reason, MGI is unable to negotiate a satisfactory supply agreement with Hybridon, MethylGene shall assign and provide to MGI all rights available to it relating to the Territory under that certain supply agreement between MethylGene and Hybridon, dated as of January 4, 1996, as amended on December 15, 1997 and May 5, 1998, including, without limitation, pricing terms, product warranties and contingent rights of manufacturing. The parties acknowledge that, in any of the cases described above, the manufacture and supply of the MG98 Product must comply with all Third Party Agreements.

Article 5         MILESTONES AND ROYALTIES

         5.1 Milestone Payments. MGI shall pay MethylGene the following milestone payments upon the attainment of the following milestones for the MG98 Product and the first DNA MT Product to meet the applicable milestones. Such payments shall be made once with respect to each milestone for the MG98 Product and once with respect to each milestone for the first DNA MT Product to meet the applicable milestones, within thirty (30) days after the occurrence of the applicable event:

                                                                  Amount
                           Event                              (U.S. Dollars)
                           -----                              --------------

                  Commence Phase II (DNA MT Product only)     ***
                  Commence Phase III                          ***
                  NDA filing in U.S.                          ***
                  NDA filing in Canada                        ***
                  Approval in U.S.                            ***
                  Approval in Canada                          ***
                  Approval of 2nd U.S. indication             ***
                  Approval of 2nd Canadian indication         ***
                  1st calendar year Net Sales Revenue > ***   ***

         5.2 Running Royalties. MGI shall pay MethylGene the following royalties on Net Sales Revenue in the Territory, as set forth below, within forty five
(45) days of the end of each calendar quarter. In addition, MethylGene and MGI will each be responsible for paying 50% of any third party royalties applicable to the MG98 Product or any DNA MT Product from time to

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

time under the Third Party Agreements (the "MethylGene Third Party Royalty" and "MGI Third Party Royalty", respectively).

         Net Sales Revenue of MG98 Product
         ---------------------------------

         *** on calendar year Net Sales Revenue of up to U.S. $ 100 million
         *** on calendar year Net Sales Revenue over U.S. $ 100 million to U.S.
             $150 million
         *** on calendar year Net Sales Revenue over U.S. $150 million to U.S.
             $250 million
         *** on calendar year Net Sales Revenue over U.S. $250 million

         Net Sales Revenue of DNA MT Products in the field of oncology and
         -----------------------------------------------------------------
rheumatology
------------

         *** on calendar year Net Sales Revenue of up to U.S. $ 150 million *** on calendar year Net Sales Revenue over U.S. $ 150 million

MGI's obligation to pay royalties hereunder shall expire, on a country-by-country basis, at such time as (i) all of the Licensed Patents have expired in such country or (ii) ten (10) years from the first commercial sale of any Licensed Product, whichever is longer.

         5.3      Milestone Payments and Royalty Reductions.
                  -----------------------------------------

                  (a) Upon MethylGene licensing each of the MG98 Product and the DNA MT Products outside of the Territory, the following will be payable to MGI within thirty (30) days of the occurrence of the applicable milestone event, if MethylGene or the third party who licenses the product in the following territories utilizes any Supporting Data created during the collaboration and funded by MGI:

                                                                       Amount
         Event                                                     (U.S. Dollars)
         -----                                                     --------------
                                                     European Union (E.U.)     Japan
                                                     ---------------------     -----
         Execution of an Agreement with a            ***                       ***
               third party licensee
         Commencement of Phase III trials or         ***                       ***
              a pivotal trial equivalent
         1st Approval                                ***                       ***

                  (b) MGI's royalty on sales of the MG98 Product and DNA MT Products as set forth in Section 5.2 will be reduced as follows: Royalty reduced by *** upon 1st calendar year with combined E.U. and Japanese Net Sale Revenues of each such product between U.S. $ 25 million and U.S. $50 million and further reduced by an additional *** (for a total reduction of ***) for combined E.U. and Japanese Net Sales Revenues of each such product above U.S. $50 million. MethylGene shall notify MGI in writing when combined E.U. and Japanese Net Sales Revenues of each such product reach the foregoing levels, and MGI shall be entitled thereafter to use such adjusted royalty rate in calculating its royalty obligations under Section 5.2.

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

                  (c) If MGI's gross margin on the MG98 Product is less than ***, MGI's royalty on Net Sales Revenues of the MG98 Product shall be reduced by the percentage amount that MGI's gross margin is less than ***, provided that in no event shall the royalty rate payable to MethylGene be less than ***, plus an amount equal to the MethylGene Third Party Royalty and provided that MGI shall remain obligated to pay the MGI Third Party Royalty. Gross margin shall include all manufacturing costs, including bulk active pharmaceutical ingredient, third party royalties and royalties due MethylGene.

                  (d) In the event that there is Generic Competition (as defined below) with respect to a Licensed Product in any country in the Territory, the royalty payable by MGI on Net Sales Revenue of the applicable Licensed Product(s) shall thereafter be reduced in such country by ***, provided that MGI shall remain obligated to pay the MGI Third Party Royalty. In this Section 5.3(d), "Generic Competition" means the introduction in a country, in the field of oncology or rheumatology, of a product that is identical in structure and composition to a Licensed Product and that has achieved, in the most recent completed calendar year, a *** market share by quantity in the relevant market in which such Licensed Product and such other product compete.

         5.4 Reports. MGI shall provide to MethylGene, on or before the date which shall be forty-five (45) days after the end of each calendar quarter during the term of this Agreement, a report which shall show (a) the calculation of Net Sales Revenue for such calendar quarter in the Territory and the calculation of the royalties payable thereon and (b) the calculation of MGI's gross margin on the MG98 Product. If actual Net Sales Revenue of any sublicensee for that quarter is unavailable at the time such quarterly report is due, MGI shall include in its report for that quarter a good faith estimate of such Net Sales Revenue, and an appropriate adjustment for the difference between the actual and estimated Net Sales Revenue shall be made in the report for the following quarter, with a corresponding adjustment in the amount of royalties payable in respect of that quarter.

         5.5 Exchange Rates. All payments hereunder shall be made in U.S. dollars. For purposes of determining the amount of Net Sales Revenue during any calendar quarter, the total of all sales in each other currency during such quarter shall be converted into dollars at the rate in effect at the time such payment is due and payable hereunder, as reported by the Wall Street Journal.

         5.6 Books and Records. During the term of the Agreement and for three
(3) years thereafter, each party shall keep accurate and complete records showing all sales of Licensed Products by it and its sublicensees, and in the case of MGI, its gross margin on the MG98 Product, and in the case of MethylGene, its R&D Costs. Such records shall include all information necessary to verify the total amount and computation of any amounts owing hereunder, and shall be open to inspection and audit, during reasonable business hours, to the extent necessary to verify the amount of such royalties. Such inspection and audit shall be conducted at the request and expense of the auditing party by an independent Certified Public Accountant appointed by the auditing party and reasonably acceptable to the audited party. In the

*** Denotes confidential information that has been omitted from the exhibit and filed separately, accompanied by a confidential treatment request, with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934.

normal course, such inspection and audit shall be made not more often than once in each calendar year. Such Certified Public Accountant shall undertake a confidentiality obligation to the audited party permitting it to disclose to the auditing party, and only the auditing party, the amount of the sales, Net Sales Revenue, gross margin, R&D Costs or royalties due hereunder (as applicable), and no other information. The auditing party shall bear the costs of any such inspection and audit; provided that if any inspection and audit reveals an underpayment or underreporting of more than five percent (5%), the audited party shall reimburse the auditing party for its out-of-pocket costs for such inspection and audit.

         5.7 Taxes. All payments to be made pursuant to this Agreement represent net amounts that the party being paid is entitled to receive and shall not be subject to withholding or deduction for any reason whatever. In the event that such payments become subject to duties, taxes or charges of whatever kind or nature levied by any country other than the United States, such payments shall be increased to such an extent as to allow the party being paid to receive the net amounts due under this Agreement.

         5.8 Payments. Each such payment shall be made in U.S. dollars by wire transfer to the account of the party receiving same at a bank designated in writing by that party from time to time. Any overdue amounts hereunder shall bear interest at the rate of twelve percent (12%) per annum, or the maximum legal interest rate, whichever is lower.

Article 6         Regulatory Matters

         6.1 Marketing Authorizations. MGI shall be responsible for obtaining all Marketing Authorizations for the Licensed Products in the Territory, in its own name and at its own expense. To the extent permitted by law, MethylGene shall promptly take all necessary actions with the FDA and the Canadian Regulatory Authority to name MGI as the applicant on all active INDs for the Licensed Products and shall provide MGI with a right of reference and access to any and all Supporting Data owned or controlled by MethylGene, solely for MGI's regulatory purposes in the Territory. MGI shall provide MethylGene with a right of reference and access to any and all Supporting Data owned or controlled by MGI, solely for MethylGene's regulatory purposes in and outside the Territory. A receiving party shall treat any Supporting Data owned or controlled by and received from the other party as Confidential Information of the other party, provided however, such receiving party shall be permitted to disclose such Confidential Information to its officers or employees and, with respect to MethylGene, (a) to any Regulatory Authority outside the Territory and, (b) upon the expiry or termination of this Agreement for any reason, to any Regulatory Authority, whether in or outside the Territory.

         6.2 Other Information and Data. Each party shall provide to the other party complete and accurate copies of all documentation containing Supporting Data, Adverse Experience Data (as defined below) and other data relating to the Licensed Products, which is prepared or acquired by such party or any of its respective sublicensees during the term of this Agreement. Copies of Supporting Data shall be forwarded by first class mail or faster means of transmission within thirty (30) days after it shall have been prepared or acquired. Copies of Adverse Experience Data shall be forwarded by facsimile or courier as quickly as may be necessary to permit the recipient to comply with any applicable legal requirements and in no event later than the earlier of (i) seven (7) days after such Adverse Experience Data is prepared or acquired and (ii) the date on which such Adverse Experience Data is provided to any Regulatory Authority. Any information or documentation is required to be provided to MGI by MethylGene hereunder shall be provided to MGI in English. As used herein, the term "Adverse Experience Data" shall mean all data concerning any serious or unexpected adverse effects, side-effects and contraindications of any Licensed Product which come to the attention of either party or its sublicensee and which is of such a nature and magnitude that it is required under the laws of the any country in the Territory to be collected, maintained and reported to Regulatory Authority.

         6.3 Regulatory Rights and Obligations upon Reversion of License Grant. In the event of the license grants under Sections 2.1 and 2.2 reverting to MethylGene, all rights to MethylGene and obligations of MGI pursuant to Sections
6.1 and 6.2 above shall survive this Agreement. MGI agrees to assign to MethylGene any Marketing Authorizations for the Licensed Products and to name MethylGene as the applicant for all active INDs. MGI shall take all necessary actions with the FDA and the Canadian Regulatory Authority to effect such assignment and naming of MethylGene.

Article 7         INTELLECTUAL PROPERTY

         7.1 Joint Inventions. Any inventions relating to the Licensed Products or arising from the parties' efforts under this Agreement that are jointly made by both parties (i.e., an invention in which one or more inventors from each party, including individuals normally obliged to assign an invention to a party, have made an inventive contribution as determined by United States Patent Law), and any patents thereof, shall be jointly owned by the parties.

         7.2 Patent Prosecution. The parties intend that the filing, prosecution and maintenance of any patent applications for the Licensed Patents (including any joint inventions as set forth in Section 7.1) will be effected and remain under the control of MethylGene and MethylGene shall have the right (but not the obligation) to undertake such filings, prosecutions and maintenance at its sole expense (except reimbursement as provided in the definition of R&D Costs), provided that: (a) MethylGene notifies MGI within one (1) month prior to the filing of any patent application by MethylGene; (b) MethylGene provides MGI promptly with copies of all communications received from or filed in patent office(s) with respect to such filings; and (c) MethylGene provides MGI a reasonable time prior to taking or failing to take any action that would affect the scope or validity of rights under any patent applications or patents (including but not limited to substantially narrowing or canceling any claim, abandoning any patent or not filing or perfecting the filing of any patent application in any country), with notice of such proposed action or inaction so that MGI has a reasonable opportunity to review and make comments. If MethylGene decides, in its sole discretion, to abandon a patent or patent application (or particular claims therein) within the Licensed Patents, then it shall so notify MGI in writing at least sixty (60) days prior to any filing or bar date, and MGI may take whatever action it deems necessary at its expense to maintain such patent or patent application.

         7.3 Prosecution. On request of the party performing the filing of any patents hereunder, the other party will cooperate in all reasonable ways, in connection with the prosecution of all patents resulting from inventions. The party performing the filing agrees to assign the patents to the other party, should it no longer be interested in prosecuting or maintaining them, and should the other party desire such assignment from case to case.

         7.4      Enforcement.
                  -----------

                  (a) MGI shall have the first right, but not the obligation, in its discretion and at its sole expense, to prosecute any alleged infringement, misappropriation or misuse of the Licensed Patents and Licensed Know-How in the Territory. MethylGene shall have the right to participate in such action at its own expense, and shall be consulted regarding any proposed settlement. In any such legal action, any monies recovered shall be allocated as follows: (i) first, to reimburse MGI for its costs and expenses incurred in such action, and
(ii) second, if any balance is remaining, to reimburse MethylGene for any royalties remaining on the remaining balance, as calculated in accordance with
Section 5.2 and subject to Section 5.3. MGI shall be entitled to retain any amounts left after payment of the foregoing.

                  (b) If MGI decides at any time not to commence or actively continue prosecution of such a legal action, it shall so notify MethylGene in writing, and MethylGene shall have the right, in its absolute discretion and sole expense, to commence or continue prosecution of such action. In any such legal action, MethylGene shall be entitled to retain all monies recovered; provided, however, that if MGI decides, upon the recommendation of the R&D Steering Committee, not to commence or continue prosecution of such action in order to permit MethylGene to do so with respect to such infringement, misappropriation or misuse both inside and outside the Territory, MGI shall have the right to participate in such action at its own expense and shall be consulted regarding any proposed settlement, and any monies recovered shall be allocated as follows: (i) first, to reimburse MethylGene for its costs and expenses incurred in such action; (ii) second, if any balance is remaining, to reimburse MethylGene for any royalties owing on the remaining balance, as calculated in accordance with Section 5.2 and subject to Section 5.3; and (iii) third, if any further balance is remaining, to compensate MGI for lost profits resulting from such infringement, misappropriation or misuse. MethylGene shall be entitled to retain any amounts left after payment of the foregoing.

Article 8         REPRESENTATIONS & WARRANTIES

         8.1 By MethylGene. MethylGene hereby represents and warrants to MGI as follows:

                  (a) MethylGene has been duly organized and is validly existing as a corporation in good standing under the laws of the province of Quebec, Canada, with corporate power to conduct any lawful business activity. MethylGene has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated by this Agreement, by MethylGene have been duly and validly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by MethylGene and constitutes the legal, valid and binding obligations of MethylGene, enforceable against MethylGene in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally, and by general principles of equity.

                  (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by MethylGene do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, give rise to any right of termination under, or require any authorization, consent (except as may have been obtained), approval, exemption or other action by or notice to any court or governmental body, under the provisions of MethylGene's Articles of Incorporation or bylaws or any indenture, mortgage, lease, loan agreement, license or other agreement or instrument to which MethylGene is a party (including without limitation the Third Party Agreements), or of any law, statute, rule or regulation or order, judgment or decree to which MethylGene is subject.

                  (d) It has provided to MGI true and correct copies of each of the Third Party Agreements, together with all amendments and modifications thereto; MethylGene has received no notice from any of third party licensors (or their licensors) that it is in material breach of any of its obligations under the Third Party Agreements, and it is not aware of any material breach of the Third Party Agreements; and MethylGene is in compliance in all material respects with the Third Party Agreements.

                  (e) It (i) is the owner of the entire right, title and interest in and to, or has licensed sufficient rights to, the Licensed Patents and Licensed Know-How, free and clear of any liens or encumbrances and (ii) has not assigned and/or granted licenses to the Licensed Patents or Licensed Know-How, or entered into any inconsistent prior obligations, to any other person or entity that would restrict or impair the rights granted hereunder.

                  (f) To the best of its knowledge, (i) the Licensed Patents and Licensed Know-How are valid and enforceable and the Licensed Patents and Licensed Know-How are not infringed by any third party and (ii) the manufacture, use or sale of a Licensed Product in the Territory will not infringe any patents, property or proprietary rights of any third party (the parties acknowledging Hybridon's exclusive right to manufacture the MG98 Product). MethylGene has not received any notice from any person or entity claiming to have any right, title or interest in or to the Licensed Patents and Licensed Know-How and to the best of its knowledge, there is no reason to expect that any such notice is forthcoming. To the best of its knowledge, there are no third party claims that would challenge or impair the license of the rights granted to MGI herein, including, without limitation, any claims based upon patents, copyrights or trade secret laws in the Territory.

                  (g) There are no actions, suits, proceedings or inquiries pending or threatened in writing against or affecting MethylGene at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way materially adversely affect MethylGene or the transactions contemplated hereby.

         8.2 By MGI. MGI hereby represents and warrants to MethylGene as follows:

                  (a) MGI has been duly organized and is validly existing as a corporation under the laws of Minnesota, with corporate power to conduct the business contemplated by this Agreement. MGI has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

                  (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by MGI have been duly and validly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by MGI and constitutes the legal, valid and binding obligations of MGI, enforceable against MGI in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the rights of creditors generally, and by general principles of equity.

                  (c) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by MGI do not conflict with or result in any breach of any of the provisions of, constitute a default under, result in a violation of, or require any authorization, consent (except as may have been obtained), approval, exemption or other action by or notice to any court or governmental body, under the provisions of MGI's Restated Articles of Incorporation or bylaws or any indenture, mortgage, lease, loan agreement, license or other agreement or instrument to which MGI is a party, or of any law, statute, rule or regulation or order, judgment or decree to which MGI is subject.

Article 9         INDEMNIFICATION

         9.1 Indemnification by MGI. MGI shall indemnify, defend and hold harmless MethylGene from and against any and all liabilities, damages, losses, costs or expenses (including attorneys' and professional fees and other expenses of litigation and/or arbitration) ("Liabilities") resulting from a claim, suit or proceeding made or brought by a third party against MethylGene arising from or occurring as a result of (a) any breach of the representations and warranties set forth in Section 8.2; (b) any research, development, testing, importation, use, offer for sale, sale or other distribution of any Licensed Product by MGI or its Affiliates or sublicensees (including without limitation, product liability claims), or (c) failure of MGI or any of its Affiliates or sublicensees to comply with any provision of this Agreement, or with any applicable laws, regulations and/or administrative decisions relating to the Licensed Products, except in each case to the extent caused by the negligence or willful misconduct of MethylGene.

         9.2 Indemnification by MethylGene. MethylGene shall indemnify, defend and hold harmless MGI and its sublicensees from and against any and all Liabilities resulting from a claim, suit or proceeding made or brought by a third party against MGI arising from or occurring as a result of (a) any breach of the representations and warranties set forth in Section 8.1; (b) any research, development, testing, manufacture, importation, use, offer for sale, sale or other distribution of any Licensed Product by MethylGene or any of its Affiliates, contract manufacturers or sublicensees (including without limitation, product liability claims) or (c) failure of MethylGene or any of its Affiliates, contract manufacturers or sublicensees to comply with any provision of this Agreement, or with any applicable laws, regulations and/or administrative decisions relating to the Licensed Products, except in each case to the extent caused by the negligence or willful misconduct of MGI. Notwithstanding the foregoing, MethylGene's obligation to indemnify, defend and hold MGI and its sublicensees harmless with respect to Liabilities resulting from the manufacture by contract manufacturers of the MG98 Product shall be limited to the assignment and subrogation in favor of MGI or its sublicensee, as the case may be, of MethylGene's rights against such contract manufacturers.

         9.3 Subrogation. In the event that any indemnified party intends to claim indemnification under this Article 9 it shall promptly notify the other party (the "indemnifying party") in writing of such alleged claim. The indemnifying party shall have the sole right to control the defense and settlement thereof. The indemnified party shall cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 9. The indemnified party shall not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party, which the indemnifying party shall not be required to give. In addition, the indemnifying party shall be subrogated to the rights of the indemnified party against any third party, and such indemnified party hereby assigns to the indemnifying party all claims, causes of action and other rights which the indemnified party may then have against any third party, including Affiliates and sublicensees and, in the case of MethylGene, against any contract manufacturer of Licensed Products, with respect to the claim, suit or proceeding. Conversely, and without in any way limiting the obligation of either party to indemnify the other party as herein provided, to the extent that either party shall fail to perform its indemnification obligations under Section 9.1 or
Section 9.2, such party owing a duty of indemnification hereby assigns to the other party all claims, cause of action and other rights which the party owing such duty may then have against any third party, including Affiliates and sublicensees and, in the case of MethylGene, against any contract manufacturer of Licensed Products, with respect to the claim, suit or proceeding.

         9.4 Insurance. Each party agrees to procure and maintain in full force and effect during the term of this Agreement valid and collectible insurance policies in connection with its activities as contemplated hereby, which policies shall provide coverage in an amount not less than U.S.$5 million per calendar year. Upon request, each party shall provide to the other party a certificate of coverage or other written evidence reasonably satisfactory to such other party of such insurance coverage.

Article 10        CONFIDENTIALITY

         10.1 Non-Use and Non-Disclosure. Each party acknowledges and agrees that all the other party's Confidential Information is confidential and proprietary to the disclosing party. Without the consent of the other party, neither party shall use or disclose to any third party in connection with the other party's Confidential Information for any purpose other than as permitted or required hereunder; provided that each party can disclose Supporting Data and information with respect to the Health Registration Dossier to its respective sublicensees or potential sublicensees so long as such sublicensees or potential sublicensees have executed a non-use and non-disclosure agreement with terms comparable to the terms hereof. Each party shall take the same reasonable measures necessary to prevent any disclosure by its employees, agents, contractors, or consultants of the other party's Confidential Information as it applies to the protection of its own Confidential Information.

         10.2 Publications. Prior to the publication or presentation of any information or data arising from the Research Program, the publishing party shall submit to the other party (the "reviewing party") a summary of the proposed publication or presentation at least sixty (60) days prior to the submission thereof for publication or presentation. The purposes for such prior submission are: (i) to provide the reviewing party with the opportunity to review and comment on the contents of the proposed publication or presentation, and (ii) to identify any Confidential Information of the reviewing party to be deleted from the proposed publication or presentation. The reviewing party shall provide any comments to the publishing party or identify any of the reviewing party's Confidential Information to be deleted from the proposed publication or presentation within thirty (30) days of receipt of the proposed publication or presentation. If so requested by the reviewing party, the publishing party shall delete any of the reviewing party's Confidential Information and shall delay publication or presentation for an additional sixty (60) days to allow for filing a patent application or taking such other measures as the reviewing party deems appropriate to establish and preserve its proprietary rights. If the reviewing party fails to comment within the thirty (30) day review period, the publishing party shall be free to proceed with publication or presentation.

         10.3 Exclusions. Information shall not be considered Confidential Information hereunder if it:

                  (a) was already in the possession of the receiving party prior to its receipt from the disclosing party, as shown by the receiving party's books and records;

                  (b) is, or becomes, part of the public knowledge or literature through no fault, act or omission of the receiving party, provided, Confidential Information shall not be deemed to have entered the public domain by reason of its having been filed with any Regulatory Authority;

                  (c) is, or becomes, available to the receiving party from a source other than the disclosing party, which source has rightfully obtained the same information and has no obligation of confidentiality to the disclosing party with respect to it;

                  (d) is made available on an unrestricted basis by the disclosing party to a third party unaffiliated with the disclosing party; or

                  (e) is required to be revealed pursuant to law, provided, however, the receiving party which is under any such requirement of law shall give reasonable notice to the disclosing party of such requirement and shall cooperate with the disclosing party in reasonable legal efforts to limit or mitigate any such revelation so as to preserve the proprietary nature of any Confidential Information contained therein.

         10.4 Duration; Surviving Obligation. Each party's obligations of non-use and non-disclosure of the other party's Confidential Information shall apply during the term of this Agreement and shall also survive its termination or expiration for any reason.

Article 11        FORCE MAJEURE

         11.1 Definition and Notice. "Force Majeure" shall mean any event, not existing as of the Effective Date and not reasonably within the control of the parties as of such date, which, in whole or in material part, prevents or makes commercially unreasonable one party's performance of its obligations under this Agreement. Force Majeure shall include, without limitation: fire, storm, earthquake, flood, acts of State or other governmental action, war or civil unrest, strikes, and prolonged shortage of energy or any other supplies. A party affected by an event of Force Majeure shall promptly provide the other party with written notice describing the event, its cause and foreseeable duration, and its possible consequences upon performance under this Agreement.

         11.2 Suspension of Performance. After an affected party has given notice under Section 11.1, that party shall be relieved of any liability under this Agreement, except for the obligation to pay amounts due and owing, but only to the extent and only for so long as the Force Majeure prevents performance. The other party may likewise suspend the performance of all or part of its obligations, except for the obligation to pay any amounts due and owing, to the extent that such suspension is commercially reasonable.

         11.3 Termination. If the period of Force Majeure continues for more than one (1) year, either party may terminate this Agreement upon giving notice to the other party without incurring liability other than the obligation to make payments due to such date.

Article 12        TERM AND TERMINATION

         12.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and unless earlier terminated in accordance with the provisions of Article 12, shall continue in full force and effect on a country-by-country basis and a Licensed Product-by-Licensed Product basis, until at such time as (i) all of the Licensed Patents have expired in such country or
(ii) ten (10) years from the first commercial sale of any Licensed Product, whichever is longer.

         12.2 Termination for Breach. Either party shall have the right to terminate this Agreement by written notice to the other party, if such other party (the "breaching party") is in material breach of its obligations under this Agreement and has failed to cure such breach within thirty (30) days after its receipt of written notice thereof from the non-breaching party in the case of breach of any obligation to make payment as and when due hereunder, or within sixty (60) days after its receipt of such written notice in the case of breach of any other material obligation hereunder.

         12.3 Termination for Bankruptcy. If voluntary or involuntary proceedings by or against a party are instituted in bankruptcy under any insolvency law, or a receiver or custodian is appointed for such party, or proceedings are instituted by or against such party for corporate reorganization or the dissolution of such party, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or if such party makes an assignment for the benefit of creditors, or substantially all of the assets of such party are seized or attached and not released within sixty
(60) days thereafter, the other party may immediately terminate this Agreement effective upon notice of such termination. The parties intend that upon MethylGene's termination of this Agreement pursuant to this Section, all rights granted hereunder to MGI shall be terminated and revert to MethylGene. The parties acknowledge and agree that all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code, and that MGI, as a licensee hereunder, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the terms of Third Party Agreements.

         12.4 Termination without Cause. MGI may terminate this Agreement on a Licensed Product-by-Licensed Product basis for any reason by ninety (90) days written notice to MethylGene, which notice may not be given before the date twenty four (24) months after the Effective Date, provided that in the event MGI shall have exercised its option under Section 3.4(b), such notice shall not be given before the date that is eighteen (18) months after such exercise.

                  12.5 Effect of Termination or Expiration. Upon any termination or expiration of this Agreement, the following provisions shall apply:

                  (a) Termination or expiration of this Agreement shall not release either party from the obligation to make payment of all amounts then or thereafter due and payable to the other party hereunder.

                  (b) The licenses granted to MGI hereunder shall terminate on the effective date of such termination and MethylGene shall have the right to purchase from MGI any inventory of bulk Licensed Products at the price paid by MGI for such inventory; provided, however, that notwithstanding any such termination or expiration, MGI and its sublicensees shall have the right to sell any remaining inventory of finished Licensed Products in the ordinary course of business, subject to the payment of royalties hereunder and until such inventory can be reasonably transferred to MethylGene.

                  (c) Promptly after termination or expiration of this Agreement for any reason, in addition to the terms of Section 6.3, each party shall return to the other party all of such other party's Confidential Information, or at the request of the disclosing party, shall destroy such disclosing party's Confidential Information and shall certify such destruction in writing to the disclosing party.

                  (d) The parties' respective rights and obligations under
Article 6 (Regulatory Matters), 9 (Indemnification), 10 (Confidentiality), 13 (Limitation of Liability), 14 (Dispute Resolution) and 17(Miscellaneous) shall survive termination or expiration of this Agreement.

Article 13        LIMITATION OF LIABILITY

         13.1 Limitation of Liability. EXCEPT FOR ANY BREACH OF ARTICLE 10 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY HEREUNDER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, EVEN IF SUCH PARTY SHALL HAVE BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH POTENTIAL LOSSES OR DAMAGES.

Article 14        DISPUTE RESOLUTION

         14.1 Negotiation. The parties agree to consult and negotiate in good faith to try to resolve any dispute, controversy or claim that arises out of or relates to this Agreement. Except as provided in Section 14.2, no formal dispute resolution shall be used by either party unless and until the chief executive officers of each party shall have attempted to meet in person to achieve such an amicable resolution.

         14.2 Reservation for Litigation. Notwithstanding Section 14.3 below, each party expressly reserves the right to seek judicial relief from a court of competent jurisdiction if the other party is or appears to be in violation of such other party's obligations of non-use and non-disclosure under Article 10 above, including, without limitation, any injunction or other preliminary relief.

         14.3 Arbitration. Subject to the reservation of the parties under
Section 14.2 above, any dispute, controversy or claim that arises out of or relates to this Agreement that is not resolved under Section 14.1 shall be settled by final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association ("AAA") in effect on the Effective Date, as modified by Section 14.4 below. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. The place of arbitration shall be Minneapolis, Minnesota, U.S.A. The arbitration shall be conducted in the English language by three (3) neutral arbitrators selected by mutual agreement of the parties or, if that is not possible within thirty (30) days of the initial demand for such arbitration, by the AAA. At least one (1) arbitrator shall have knowledge of and experience in the ethical pharmaceutical industry, and at least one (1) arbitrator shall have knowledge of and experience in international law and technology licensing.

         14.4 Special Rules. Notwithstanding any provision to the contrary in the AAA's International Arbitration Rules, the parties hereby stipulate that any arbitration hereunder shall be subject to the following special rules: (a) the arbitrators may not award or assess punitive damages against either party; and
(b) each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrators, subject to the power of the arbitrators, in their sole discretion, to award all such reasonable costs, expenses and fees to the prevailing party.

         14.5 Survival. The duty of the parties to arbitrate any dispute, controversy or claim under this Article 14 shall survive the termination of this Agreement for any reason.

Article 15        THIRD PARTY AGREEMENTS

         15.1 Third Party Agreements. During the term of this Agreement, MethylGene agrees fully to comply in all material respects with its obligations under the Third Party Agreements to the extent necessary to preserve its exclusive rights in the Territory thereunder and to preserve its rights to supply of the MG98 Product unless and until MGI and Hybridon enter into a separate supply agreement, except to the extent that such compliance is dependent upon MGI and its sublicensees. MethylGene agrees to provide MGI with copies of any amendments to or modifications of any of the Third Party Agreements that may be proposed from time to time, sufficiently in advance of execution to allow MGI a reasonable time to comment. MethylGene shall not terminate any of the Third Party Agreements, or agree to any amendment to or modification of any of the Third Party Agreements, which may adversely affect any rights of MGI under this Agreement or the ability of MethylGene to perform its obligations hereunder this Agreement, without the prior written consent of MGI, which consent shall not unreasonably be withheld.

Article 16.  ACKNOWLEDGEMENTS OF SUBLICENCE

         16.1 Acknowledgement of Third Party Agreements. MGI acknowledges that certain of the rights granted to it by MethylGene in this Agreement derive from Third Party Agreements and are subject to the terms thereof. In particular, and without limiting the generality of the foregoing, MGI acknowledges that:

                  (a) this Agreement is subject to Subsections 2.2(a), 2.2(b), 2.6,2.7 and 12.4(a) of the UMASS Agreement, substituting MGI for Hybridon and to
Section 6.3 of the TPC Agreement;

                  (b) it has been advised of the rights of UMASS under Subsections 2.2(c) and 10.4 of the UMASS Agreement;

                  (c) in accordance with Subsection 2.2(c) of the UMASS Agreement, in the event of the termination of the UMASS Agreement, UMASS will recognize the rights granted under this Agreement and any sublicenses hereof provided that UMASS has the right to receive payments or other consideration payable to MethylGene under this Agreement or to the licensor under any sublicense agreement, as the case may be, and UMASS shall have the right to terminate this Agreement or the sublicense upon 60 days' notice of a material breach by MGI or the sublicensee, as the case may be, which is not cured prior to the expiration of such 60 day period and provided further that UMASS shall not be responsible to MGI or any sublicensee for any representations, warranties or obligations of MethylGene to MGI or any sublicensee other than the licenses under the Patent Rights (as defined in the UMASS Agreement) as authorized in the UMASS Agreement;

                  (d) McGill University retains rights under Sections 3.3 of each of the McGill MG98 Agreement and the McGill DNA MT Agreement;

                  (e) to the extent that MethylGene does not enforce the terms and conditions of this Agreement, Hybridon may do so; and

                  (f) this Agreement is subject to the terms of the IDT
Agreement.


         16.2 Patent Marking. MGI agrees to mark and cause any sublicensees to mark, any Licensed Products made, used or sold by it or them with any notice of patent rights necessary or desirable under applicable law to enable the patent rights to be enforced to the maximum degree in any country where Licensed Products are made, used or sold.

         16.3 Enforcement and Defense. MGI and its sublicensees shall advise MethylGene of any claims or infringements subject to the provisions of Article IX of the UMASS Agreement, whether MGI or the sublicensee, as the case may be, will handle the enforcement and/or defense of such claims or infringements in the manner provided in Article IX of the UMASS Agreement and that MGI or its sublicensee, as the case may be, shall cooperate in the defense and/or enforcement if such claims at the expense of the party or parties conducting such defense or enforcement.

                  16.4 Sublicense Provisions. MGI shall not sublicense the Licensed Patents and Licensed Know-How unless the following conditions have been met:

                  (a) MGI shall provide MethylGene notice of the identity of the sublicensee at least 14 days prior to the grant of the sublicense, and shall provide MethylGene a copy of each such sublicense agreement within 30 days after the grant thereof;

                  (b) All sublicenses shall be in writing and shall:

                           (i) include provisions that, in MGI's good faith
business judgment, require the sublicensee to use Best Efforts to bring the subject matter of the sublicense into commercial use as quickly as is reasonably possible;

                           (ii) provide for payments to MGI which, in MGI's good
faith business judgment are commercially reasonable amounts, for the rights granted; and

                           (iii) prohibit further sublicensing except on terms
containing substantially comparable provisions to those in Section 5.6 and
Article 16.

Article 17        MISCELLANEOUS

         17.1 Entire Agreement. This Agreement, including Exhibits A through B attached hereto and incorporated as an integral part of this Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all previous agreements by and between the parties, including, without limitation, that certain letter of intent between the parties dated as of June 28, 2000 (the "Letter of Intent") as well as all proposals, oral or written, and all prior or contemporaneous negotiations, conversations or discussions between the parties related to this Agreement.

         17.2 Relationship. The parties are independent contractors and shall not be deemed to have formed any partnership, joint venture or other relationship. Neither party shall make, or represent to any other person that it has the power or authority to make, any financial or other commitment on behalf of the other party.

         17.3 Assignment. Neither party shall have the right to assign or otherwise transfer its rights and obligations under this Agreement except with the prior written consent of the other party, provided that a successor in interest by merger, operation of law, assignment, purchase or otherwise of substantially all of the business and assets of either party shall acquire all rights and obligations of such party hereunder without any such consent. Any prohibited assignment shall be null and void.

         17.4 Notices; Language. Except as may be otherwise provided in this Agreement, any notice, demand or request given, made or required to be made shall be in writing and shall be effective, unless otherwise provided herein, when received after delivery by (a) registered air mail, postage prepaid; (b) facsimile with electronic confirmation of receipt; or (c) a reputable international courier such as Federal Express or DHL at the addresses set forth below or to any other address that a party specifies in writing. All reports, notices and communications required or permitted hereunder shall be in the English language. The parties hereto confirm that they have agreed that this Agreement and all documents relating hereto be drafted in English only. Les parties aux presentes conferment qu'elles ont accepte que la presente convention de meme que tous les documents s'y rattachant soient rediges en anglais seulement.

         If to MGI:               MGI PHARMA, INC.
                                  6300 West Old Shakopee Road, Suite 110
                                  Bloomington, MN, U.S.A. 55438-2318
                                  Facsimile: 952-346-4920
                                  Attention:  Executive Vice President

                                  With copy to:
                                  Dorsey & Whitney LLP
                                  220 South Sixth Street
                                  Minneapolis, Minnesota U.S.A. 55402
                                  Facsimile: 612-340-8827
                                  Attention: Tim Hearn

         If to MethylGene:        MethylGene Inc.
                                  Suite 200
                                  7220 Frederick-Banting
                                  Montreal, Quebec, Canada, H4S 2A1
                                  Facsimile:  514-337-4194
                                  Attention:  President

                                  With copy to:
                                  Goodman Phillips & Vineberg
                                  1501, Avenue McGill College
                                  26e Etage
                                  Montreal, Quebec, Canada H3A 3N9
                                  Facsimile:  514-841-6499
                                  Attention:  Elias Benhamou

         17.5 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of Minnesota, USA, excluding its choice of law rules and the U.N. Convention on the International Sale of Goods.

         17.6 Amendment. This Agreement may not be modified or amended, in whole or in part, except by written agreement signed by both parties.

         17.7 Severability. If one or more of the provisions of this Agreement is subsequently declared invalid or unenforceable, this Agreement shall be treated as though that provision were not in this Agreement, and this shall not affect the validity or enforceability of the remaining provisions of this Agreement (unless those provisions that are invalidated or unenforceable are clearly material and inseparable from the other provisions). The Agreement as modified shall be applied and construed to reflect substantially the good faith intent of the parties and to achieve the economic effects originally intended by the terms hereof.

         17.8 Counterparts. This Agreement shall be executed in two or more counterparts, and each such counterpart shall be deemed an original hereof.

         17.9 Waiver. No failure by either party to take any action or assert any right hereunder shall be deemed to be a waiver of such right in the event of the continuation or repetition of the circumstances giving rise to such right.


            [The remainder of this page is left intentionally blank]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MGI PHARMA, INC.                                 METHYLGENE INC.


By /s/ Leon O. Moulder, Jr.                      By /s/ Donald F. Corcoran
   -------------------------------------            ----------------------------
   Leon O. Moulder, Jr.                             Donald F. Corcoran
   Executive Vice President                         President and CEO


By /s/ William C. Brown
   -------------------------------------
   William C. Brown
   Chief Financial Officer and Secretary

EXHIBITS
A.       Licensed Patents
B.       List of Third Party Agreements